UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 14, 2019

Date of Report (Date of earliest event reported)

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	001-33500	98-1032470
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland

(Address of principal executive offices, including zip code)

011-353-1-634-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2019, Jazz Pharmaceuticals plc (the “Company”) approved an increase in the total number of authorized members of the board of directors (the “Board”) from eleven to twelve directors and, upon the recommendation of the nominating and corporate governance committee of the Board, elected Anne O’Riordan to the Board, effective as of February 14, 2019, as a Class III director for a term expiring at the 2020 annual general meeting of shareholders. There was no arrangement or understanding between Ms. O’Riordan and any other persons pursuant to which Ms. O’Riordan was selected as a director.

Ms. O’Riordan will be compensated pursuant to the Company’s Non-Employee Director Compensation Policy (the “Policy”). Under the Policy, Ms. O’Riordan is entitled to receive an annual cash retainer of $60,000 for service on the Board. The annual cash retainer will be paid out on a pro-rata basis each quarter. Ms. O’Riordan will receive a pro-rated retainer with respect to the quarter ending March 31, 2019.

Ms. O’Riordan is also eligible to receive automatic grants of (i) stock options to purchase the Company’s ordinary shares under and subject to the terms and conditions of the Company’s Amended and Restated 2007 Non-Employee Directors Stock Award Plan (the “NEDSAP”) and the applicable form of option grant notice and option agreement and (ii) restricted stock unit (“RSU”) awards under and subject to the terms and conditions of the NEDSAP and the applicable form of RSU grant notice and RSU award agreement. Pursuant to the Policy, in connection with her initial election to the Board, Ms. O’Riordan will automatically be granted an initial nonstatutory stock option to purchase ordinary shares (the “Initial Option”) and a RSU Award (the “Initial RSU Award”), together equal to a grant date value of approximately $600,000, such that approximately 50% of the total value will be delivered as the Initial Option and approximately 50% of the total value will delivered as the Initial RSU Award. Subject to her meeting certain continuous service requirements, (i) the Initial Option will vest with respect to one-third of the ordinary shares subject to the Initial Option on the first anniversary of the date of Ms. O’Riordan’s election to the Board, and the remainder will vest in 24 successive equal monthly installments thereafter, and (ii) the Initial RSU Award will vest in three equal annual installments on each of the first three anniversaries of the date of Ms. O’Riordan’s election to the Board.

In addition, under the Policy, Ms. O’Riordan will be eligible to receive automatic grants of continuing, annual nonstatutory stock options to purchase ordinary shares (each, a “Continuing Option”) and RSU awards (each, a “Continuing RSU Award”) in connection with each annual general meeting of shareholders of the Company starting in 2019, in each year, together equal to a grant date value of approximately $400,000, such that approximately 50% of the total value will be delivered as a Continuing Option and approximately 50% of the total value will be delivered as a Continuing RSU Award. Subject to her meeting certain continuous service requirements, the Continuing Options will vest in a series of 12 successive equal monthly installments on the first day of each calendar month following the date of the applicable annual general meeting of shareholders, and the Continuing RSUs will vest in full on the first anniversary of the applicable annual general meeting of shareholders.

The Initial Options and Continuing Options to be granted will have an exercise price equal to the fair market value of the ordinary shares on the applicable date of grant, as determined in accordance with the terms of the NEDSAP, and will each have a term of 10 years. The foregoing is only a brief description of the terms of the Policy and the foregoing compensatory arrangements, does not purport to be complete, and is qualified in its entirety by reference to (i) the Policy, previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2018, as filed on August 7, 2018, (ii) the NEDSAP, previously filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016, as filed on November 8, 2016, (iii) the related form of option grant notice and form of stock option agreement, to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2019, and (iv) the related form of RSU grant notice and form of RSU award agreement, to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2019.

In connection with her election to the Board, Ms. O’Riordan and the Company entered into the Company’s standard indemnification agreement for the Company’s directors and officers, which requires the Company to indemnify her, under the circumstances and to the extent provided for therein, against certain expenses and other amounts incurred by her as a result of being made a party to certain actions, suits, proceedings and the like by reason of her position as a director. The foregoing is only a brief description of the indemnification arrangement with Ms. O’Riordan, does not purport to be complete, and is qualified in its entirety by reference to the form of Indemnification Agreement, previously filed as Exhibit 10.1 to the Company’s current report on Form 8-K (File No. 001-33500) filed on January 18, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

By:	/s/ Matthew P. Young
Name:	Matthew P. Young
Title:	Executive Vice President and Chief Financial Officer

Date: February 14, 2019